Exhibit 4.5

Addendum to Lease Agreement
Extension of Lease Term - Option I

This addendum, dated July 18, 2022, by and between Silicom Connectivity Solutions (hereinafter, Tenant) and Abington Place, LLC (hereinafter, Landlord), does hereby amend and change the original Lease Agreement, dated October 29th 2022, and all subsequent Addendums and Amendments. Collectively, Landlord and Tenant are, hereinafter, the Parties.

The Parties hereby acknowledge that the Landlord is Abington Property, LLC and that York Property, LLC is acting as Agent for Landlord.

The current term of the Lease Agreement expires on December 31st, 2022. The Tenant does hereby wish to extend the term of the Lease Agreement under Option 1 of the original Agreement. The extended term will begin on January 1st, 2023 and will end on December 31st, 2024. Rent for the extended term will as follows:

January 1st, 2023 - December 31st, 2023	$8,938.00

January 1st, 2024 - December 31st, 2024	$9,117.00

The rent amounts listed above are exclusive of any additional rent required under the Lease Agreement. All other terms and conditions, as outlined in the original Lease Agreement, remain unchanged by this Addendum.

Witness the following Signatures:

	7/19/2022		7/26/2022
Paul McFall, CTO, Silicom Tenant	Date	Charles Lewis, Abington Place, LLC Landlord	Date